Exhibit 10.9

DA32 LIFE SCIENCE TECH ACQUISITION CORP.

345 Park Avenue South, 12th Floor

New York, NY 10010

July 27, 2021

Deerfield Partners, L.P.

345 Park Avenue South, 12th Floor

New York, NY 10010

Re: Amended and Restated Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between DA32 Life Science Tech Acquisition Corp. (the “Company”) and Deerfield Partners, L.P., an affiliate of DA32 Sponsor LLC (“Deerfield”), dated as of the date hereof, hereby amends and restates, in its entirety, the original Administrative Services Agreement (the “Original Agreement”), dated as of July 27, 2021, entered into by and between the Company and DA32 Sponsor LLC (the “Sponsor”). The Original Agreement provided that the Sponsor would make available office space and secretarial and administrative services as may be reasonably required by the Company in exchange for $10,000 per month until the Termination Date. However, it was always intended by the Company, Deerfield and the Sponsor that Deerfield, and not the Sponsor, would provide such services and be entitled to such payment, as the Sponsor does not engage in any activity other than owning equity interests in the Company, and thus neither owns any property nor employees or otherwise engages service providers that could be expected to provide such services as contemplated by the Original Agreement. In recognition of the foregoing and to correct the named entity required to provide such services and receive such payments, this Agreement will confirm our agreement that, commencing on the date the securities of the Company are first listed on The Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1.    Deerfield shall make available, or cause to be made available, to the Company, at 345 Park Avenue South, 12th Floor, New York, New York 10010 (or any successor location), office space and secretarial and administrative services as may be reasonably required by the Company. In exchange therefor, the Company shall pay Deerfield $10,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

2.    Deerfield hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York.

[Signature Page Follows]

Very truly yours, DA32 LIFE SCIENCE TECH ACQUISITION CORP.

By:	/s/ Christopher Wolfe
Name: Christopher Wolfe Title: Chief Financial Officer

AGREED AND ACCEPTED BY: DEERFIELD PARTNERS, L.P. By: Deerfield Mgmt, L.P., its General Partner By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name: David J. Clark Title: Authorized Signatory

[Signature Page to Amended and Restated Administrative Services Agreement]